EXHIBIT 11

           NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
            For the Nine Months Ended September 30, 1999 and 1998
                                 (Unaudited)
                     (In thousands except per share data)

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                                                       1999         1998


Numerator for basic and diluted
earnings per share:
    Earnings available to common stockholders
    before and after assumed conversions:
       Earnings from continuing operations       $      38,887       38,536
       Losses from discontinued operations                 -        (14,125)

    Net earnings                                 $      38,887       24,411


Denominator:
    Basic earnings per share -
    weighted-average shares                              3,499        3,495

    Effect of dilutive stock options                        32           38

    Diluted earnings per share -
    adjusted weighted-average
    shares for assumed conversions                       3,531        3,533



Basic earnings per share:
    Earnings from continuing operations          $       11.11        11.03
    Losses from discontinued operations                    -          (4.04)

    Net earnings                                 $       11.11         6.99


Diluted earnings per share:
    Earnings from continuing operations          $       11.01        10.91
    Losses from discontinued operations                    -          (4.00)

    Net earnings                                 $       11.01         6.91

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